Exhibit 99.4

Horizon Pharma plc

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Horizon Pharma plc Unaudited Pro Forma Combined Financial Statements

On March 18, 2014, Horizon Pharma, Inc. (“HPI”), Vidara Therapeutics Holdings LLC, a Delaware limited liability company (“Vidara Holdings”), Vidara Therapeutics International Ltd, a private limited company formed under the laws of Ireland (“Vidara”), Hamilton Holdings (USA) Inc., a Delaware corporation (“US HoldCo”), Hamilton Sub Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Merger Sub”), entered into a Transaction Agreement and Plan of Merger (the “Merger Agreement”). The following unaudited pro forma combined financial statements give effect to (i) pursuant to the terms and conditions of the Merger Agreement, the merger of Hamilton Merger Sub Inc. with and into HPI, with HPI continuing as the surviving corporation and as a wholly-owned, indirect subsidiary of Vidara (the “Merger”) being accounted for as a reverse acquisition, with HPI being deemed the acquiring company for accounting purposes, (ii) the incurrence of US $300 million of debt by HPI, and (iii) the acquisition of VIMOVO® rights (“AZ VIMOVO” or “ VIMOVO Acquisition”) by HPI including the related financing, which was completed on November 18, 2013 (collectively, the “Pro Forma Transactions”), on the financial position and results of operations of Horizon Pharma plc (“New Horizon”). The unaudited pro forma combined balance sheet as of June 30, 2014 gives effect to the Pro Forma Transactions described in clauses (i) and (ii) as if such transactions had occurred on June 30, 2014. The unaudited pro forma combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 give effect to the Pro Forma Transactions as if they occurred on January 1, 2013.

Because the security holders of HPI owned approximately 74% of the fully-diluted capitalization of New Horizon immediately following the closing of the Merger and the directors and management of HPI retained a majority of board seats and key positions in the management of New Horizon, HPI is considered to be the acquiring company for accounting purposes, and the transaction is being accounted for by New Horizon as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, the acquisition consideration for accounting purposes consists of the New Horizon ordinary shares held by the historical shareholder of Vidara immediately following the completion of the Merger and the cash consideration payable to the shareholder of Vidara in redemption of bonus shares of Vidara. Assets and liabilities of Vidara will be measured at fair value and added to the assets and liabilities of HPI, and the historical results of operations of HPI will be reflected in the results of operations of New Horizon following the Merger.

The HPI balance sheet and statement of operations information as of and for the six months ended June 30, 2014 was derived from its unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014. The HPI balance sheet and statement of operations information as of and for the year ended December 31, 2013 was derived from its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013.

The Vidara balance sheet and statement of operations information as of and for the six months ended June 30, 2014 was derived from its unaudited combined financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, and the statement of operations for the year ended December 31, 2013 was derived from its audited combined financial statements included in the HPI proxy statement/prospectus filed on August 8, 2014. The AZ VIMOVO statement of operations information is derived from HPI’s unaudited pro forma condensed combined statement of income/(loss) for the year ended December 31, 2013 included in Exhibit No. 99.1 to HPI’s Annual Report on Form 10-K for the year ended December 31, 2013.

New Horizon has not completed a full, detailed valuation analysis necessary to determine the fair values of Vidara’s identifiable assets acquired and liabilities assumed. However, a preliminary valuation analysis was performed as of June 30, 2014, the date on which the proposed Merger is assumed for purposes of the pro forma balance sheet, related to developed technology, customer relationships, inventories, and contingent royalty liabilities.

A final determination of the fair value of Vidara’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Vidara that existed as of the date of completion of the Merger. Accordingly, the unaudited pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed, and such further adjustments may be material. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial information presented below. HPI has estimated the fair value of Vidara’s assets and liabilities based on discussions with Vidara’s management, preliminary valuation studies and due diligence.

The number of New Horizon ordinary shares retained by Vidara Holdings was fixed in schedule 1 to the Merger Agreement as 31,350,000 ordinary shares of New Horizon and the fair value of these New Horizon ordinary shares used in these unaudited pro forma combined financial statements equals the closing per-share market value of HPI common stock of $12.29 as of September 17, 2014. The estimated amount of cash paid as consideration to Vidara Holdings at closing is $200,459,301 in these unaudited pro forma combined financial statements. The actual cash will be determined as of the time of closing and the fair value of the New Horizon ordinary shares will be determined as of the time of closing. The terms of the debt financing entered into in order to pay Vidara Holdings cash in connection with closing will also be determined as of the time of closing. Accordingly, the unaudited pro forma combined financial statements include only preliminary estimates. The amounts of acquisition consideration, assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined as of the time of closing, and may differ significantly from these preliminary estimates.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma combined financial statements also do not include any estimated integration costs. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had HPI and Vidara been a combined company during the specified periods. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with (1) the historical unaudited consolidated financial statements of HPI included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, (2) the historical consolidated financial statements of HPI included in its Annual Report on Form 10-K for the year ended December 31, 2013, (3) the unaudited combined financial statements of Vidara included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and (4) the historical combined financial statements of Vidara for the year ended December 31, 2013 included in the HPI proxy statement/prospectus filed on August 8, 2014.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2014

(In thousands)

	Horizon Pharma	Vidara	Reclassifications	Note	Pro Forma Adjustments	Note	Pro Forma Combined
	June 30, 2014	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$128,851	$42,262	—	—	$(42,262)	6A	$173,356
					300,000	6D
					(200,459)	6F
					(13,500)	6I
					(41,536)	6J
Restricted cash	738	—	—	—	—	—	738
Accounts receivables, net	51,792	13,025	—	—	—	—	64,817
Inventories, net	9,203	1,802	—	—	23,467	6H	34,472
Prepaid expenses and other current assets	7,091	282	—	—	13,500	6I	20,873
Deferred tax asset	—	1,325	—	—	(1,303)	6L	22

Total current assets	$197,675	$58.696	—		$37,907		$294,278
Long-term assets:
Property, plant and equipment, net	$4,031	$322	—	—	$—	—	$4,353
Intangible assets, net	120,497	45,966	—	—	(45,966)	6C	727,297
					606,800	6G
Deferred tax asset	—	4,238	—	—	(4,238)	6L	—
Other assets	6,161	—	—	—	—	—	6,161

Total assets	$328,364	$109,222	—		$594,503		$1,032,089

Liabilities and Shareholders’ Equity
Current liabilities:	—	—	—	—	—	—	—
Convertible debt, net	$114,786	$—	$—	—	$—	—	$114,786
Accounts payable	15,896	931	—	—	—	—	16,827
Accrued trade discounts and rebates	37,584	—	7,170	4B	—	—	44,754
Accrued expenses	19,236	12,012	(7,170)	4B	(5,698)	6J	19,959
			1,579	4A
Accrued royalties	14,869	—			5,500	6K	20,369
Customer deposits	—	1,579	(1,579)	4A	—	—	—
Deferred revenues—current portion	2,000	—	—		—	—	2,000
Due to parent	—	954	—		(954)	6B	—

Total current liabilities	$204,371	$15,476	$—		$(1,152)		$218,695
Long-Term liabilities:
Convertible debt, net	$—	$—	—	—	$—	—	$—
Derivative liability	—	—	—	—	—	—	—
Accrued royalties	30,759	—	—	—	26,000	6K	56,759
Notes payable, net of current	—	—	—	—	300,000	6D	300,000
Deferred revenues, net of current	9,297	—	—	—	—	—	9,297
Deferred tax liabilities, net	3,102	—	—	—	4,008	6L	3,249
					(3,861)	6M
Other long term liabilities	165	—	—	—	778	6L	943
Unsecured sub prom note—Parent	—	16,929	—	—	(16,929)	6B	—
Subordinated debt-related party	—	5,694	—	—	(5,694)	6B	—

Total Long-term liabilities	$43,323	$22,623	—		$304,302		$370,248
Shareholders’ Equity
Common stock ($.0001 par value; 200,000,000 shares authorized, 74,285,710 shares issued and outstanding at 6/30/2014)	$8	$—	—	—	$3	6F	$11
Additional paid-in capital	774,339	10,419	—	—	(75,070)	6E	1,159,628
					64,651	6A,6B,6C
					385,289	6F
Accumulated other comprehensive loss	(2,542)	—	—	—	—	—	(2,542)
Accumulated deficit	(691,135)	60,704	—	—	(35,839)	6J	(713,951)
					(60,704)	6E
					9,162	6G
					3,861	6M

Total stockholders’ (deficit) equity	$80,670	$71,123	—		$291,353		$443,146

Total liabilities and shareholders’ equity	$328,364	$109,222	—		$594,503		$1,032,089

See accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the six months ended June 30, 2014

(In thousands, except per share amounts)

	Horizon Pharma	Vidara	Reclassifications		Note	Pro Forma Adjustments	Note	Pro Forma Combined
	June 30, 2014	June 30, 2014
Net Sales	$117,988	$35,746		$—		$—		$153,734
Cost of sales	32,429	1,660		1,682	5A	(1,682)	7B	59,416
	—	—		4,935	5B	20,392	7B	—

Gross profit	$85,559	$34,086		$(6,617)		$(18,710)		$94,318
Operating Expenses:
Research and development	$6,378	$—		$—		$—	—	$6,378
Sales and marketing	55,821	—		3,792	5C	—	—	59,613
General and administrative	28,873	6,134		112	5A	(1,920)	7A	24,038
						(9,162)	7A	—
Selling Expenses	—	3,792		(3,792)	5C	—	—	—
Depreciation and Amortization	—	2,272		(1,794)	5A	(478)	7D	—
Royalty expense	—	4,935		(4,935)	5B	—	—	—

Total operating expenses	$91,072	$17,133		$(6,617)		$(11,560)		$90,029

Operating Income (loss)	$(5,513)	$16,953	$			$(7,150)		$4,289

OTHER (EXPENSE) INCOME, NET:
Interest expense, net	$(8,414)	$(516)		$—		$(14,665)	7C	$(23,079)
	—	—		—		516	7D	—
Foreign exchange gain (loss)	(322)	—		—		—		(322)
Loss on derivative fair value	(214,995)	—		—		—		(214,995)
Other, net	(5,000)	—		(22)	5D	5,000	7A	(22)
Miscellaneous expense (income)	—	(22)		22	5D	—		—

Total other expense, net	$(228,731)	$(538)		$—		$(9,149)		$(238,418)

Loss before benefit for income taxes	$(234,244)	$16,415		$—		$(16,299)		$(234,129)
BENEFIT FOR INCOME TAXES	(225)	724		—		(31)	7E	467

NET LOSS	$(234,019)	$15,691	$			$(16,268)		$(234,596)

Net Loss per Common Share-basic and diluted:	$(3.34)	$—		$—		$—		$(2.31)

See accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2013

(In thousands, except per share amounts)

	Historical Horizon Pharma	Legacy AZ VIMOVO	Historical Vidara	Legacy AZ VIMOVO Acquisition Acctg Adjustments				Vidara Acquisition Accounting Adjustments
	December 31, 2013	December 31, 2013	December 31, 2013		Note	Vidara Reclassifications	Note		Note	Pro Forma Combined
Net Sales	$74,016	$20,379	$58,850	$—	—	$—	—	$—	—	$153,246
Cost of sales	14,625	6,484	6,272	10,408	8A	3,521	5A	(3,521)	7B	85,944
						7,371	5B	40,783	7B

Gross profit	$59,391	$13,895	$52,578	$(10,408)		$(10,892)		$(37,262)		$67,302
Operating Expenses:
Research and development	$10,084	$—	$—	$—	—	$—	—	$—	—	$10,084
Sales and marketing	68,595	11,368	—	—	—	6,650	5C	—	—	86,613
General and administrative	23,566	—	9,646	—	—	117	5A	(1,061)	7A	32,268
Selling Expenses	—	—	6,650	—	—	(6,650)	5C	—	—	—
Depreciation and Amortization	—	—	4,409	—	—	(3,638)	5A	(771)	7D	—
Royalty expense	—	—	7,371	—	—	(7,371)	5B	—	—	—

Total operating expenses	$102,245	$11,368	$28,076	$—		$(10,892)		$(1,832)		$128,965

Operating Income (loss)	$(42,854)	$2,527	$24,502	$(10,408)		$—		$(35,430)		$(61,663)

OTHER (EXPENSE) INCOME, NET:
Interest expense, net	$(39,178)	$—	$(1,955)	$22,345	8B	$—	—	$(30,093)	7C	$(46,926)
						—		1,955	7D	—
Foreign exchange gain (loss)	1,206	—	—	—	—	—	—	—	—	1,206
Loss on derivative fair value	(69,300)	—	—	—	—	—	—	—	—	(69,300)
Other, net	—	—	—	—	—	2,655	5D	(3,068)	7F	(413)
Miscellaneous expense (income)	—	—	2,655	—	—	(2,655)	5D	—	—	—

Total other expense, net	$(107,272)	$—	$700	$22,345		$—		$(31,206)		$(115,433)

Loss before benefit for income taxes	$(150,126)	$2,527	$25,202	$11,937		$—		$(66,636)		$(177,096)
BENEFIT FOR INCOME TAXES	(1,121)	—	(3,033)	—	—	—	—	(290)	7E	(4,444)

NET LOSS	$(149,005)	$2,527	$28,235	$11,937		$—		$(66,346)		$(172,652)

Net Loss per Common Share- basic and diluted:	$(2.34)	$—	$—	$—		$—		$—		$(1.82)

See accompanying notes to the unaudited pro forma combined financial statements.

Horizon Pharma plc

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On March 18, 2014, Horizon Pharma, Inc. (“HPI”), Vidara Therapeutics Holdings LLC, a Delaware limited liability company (“Vidara Holdings”), Vidara Therapeutics International Ltd, a private limited company formed under the laws of Ireland (“Vidara”), Hamilton Holdings (USA) Inc., a Delaware corporation (“US HoldCo”), Hamilton Sub Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Merger Sub”), entered into a Transaction Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, on September 19, 2014, HPI and Vidara combined their businesses in a stock transaction in which (a) Vidara carried out the reorganization described below and (b) Merger Sub merged with and into HPI, with HPI surviving as an indirect wholly-owned subsidiary of Vidara (the “Merger”). The transaction was approved by the boards of directors of both HPI and Vidara and by Vidara Holdings, the sole shareholder of Vidara prior to the reorganization.

Prior to the effective time of the Merger, Vidara carried out a reorganization of its capital structure (the “reorganization”). The reorganization consisted of a series of corporate actions as a result of which: (i) Vidara formed a new non-resident Irish company that is a tax resident in Bermuda referred to as Newco, (ii) Vidara assigned all of its contracts and has sold and transferred all of its intellectual property to Newco in exchange for a promissory note with an original principal amount equal to the fair market value of such assets, which was repaid in consideration for the issuance of two promissory notes of the same aggregate original principal amount, one of which was repaid in cash on the closing date, (iii) Vidara moved its tax residence from Bermuda to Ireland, (iv) Vidara created a new class of ordinary shares denominated in US dollars (as well as created additional euro-denominated share capital up to a par value of €40,000) such that the aggregate number of US dollar-denominated ordinary shares was sufficient to cover the ordinary shares issued in exchange for the outstanding shares of HPI common stock and shares of HPI common stock reserved for issuance under outstanding HPI equity awards and warrants and HPI’s outstanding convertible notes, and ordinary shares and bonus shares equal to 31,350,000 shares representing Vidara Holdings’ agreed shareholdings in New Horizon following the closing and a bonus issue of shares issued to Vidara Holdings and redeemed by Vidara from distributable reserves for cash as of the closing, (v) Vidara was re-registered as a public limited company in Ireland, (vi) Vidara redeemed the bonus issue of shares for cash in the amount of $200,000,000 plus cash on hand at Vidara on the closing date, less Vidara’s unpaid indebtedness and unpaid transaction expenses, with a further adjustment based on Vidara’s working capital as of the closing relative to a target working capital of $123,000 and (vii) Vidara was renamed Horizon Pharma plc.

At the effective time of the Merger, among other things, (i) each share of HPI common stock then issued and outstanding was canceled and automatically converted into and became the right to receive one ordinary share of New Horizon and (ii) each outstanding option, warrant or another equity award of HPI was converted into an option, warrant or another equity award of New Horizon with substantially the same terms and conditions, including the number of shares and the exercise price, as were applicable before the effective time of the Merger.

Pursuant to the Merger Agreement, as of the effective time of the Merger, the directors of New Horizon became the directors of HPI as of immediately prior to the effective time of the Merger, plus one additional director designated by Vidara, and the officers of New Horizon following the Merger were designated by HPI.

On November 18, 2013, HPI entered into an asset purchase agreement with AstraZeneca AB (“AstraZeneca”), pursuant to which HPI agreed to acquire from AstraZeneca and its affiliates certain intellectual property and other assets, and assume from AstraZeneca and its affiliates certain contingent liabilities, each with respect to VIMOVO®. In connection with the closing of the VIMOVO Acquisition, on November 22, 2013, a letter agreement with AstraZeneca and Pozen Inc. (“Pozen”) became effective. AstraZeneca assigned to HPI its amended and restated collaboration and license agreement for the United States with Pozen, as amended, and HPI entered into a license agreement with AstraZeneca, a transition agreement with AstraZeneca and a supply agreement with AstraZeneca’s affiliate, AstraZeneca LP. HPI has accounted for this transaction as a business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations”.

In addition, on November 22, 2013, HPI closed on an offering of $150 million aggregate principal amount of 5.00% Convertible Senior Notes due 2018 (the “5.00% Convertible Notes”) pursuant to note purchase agreements (the “Note Purchase Agreements”) entered into by and between HPI and the purchasers of the Notes (the “Purchasers”). In connection with the closing, on November 22, 2013, HPI issued and sold to the Purchasers the 5.00% Convertible Notes pursuant to the Note Purchase Agreements. The 5.00% Convertible Notes are governed by an Indenture, dated as of November 22, 2013 (the “Indenture”), between HPI and U.S. Bank National Association, as trustee (the “Trustee”). HPI used $70.4 million of the net proceeds from the sale and issuance of the 5.00% Convertible Notes to repay all obligations under HPI’s previous senior secured loan as of November 22, 2013.

On November 22, 2013, HPI also entered into capped call transactions to cover, subject to anti-dilution adjustments substantially similar to those applicable to the 5% Convertible Notes, the number of shares of HPI’s common stock underlying the

5.00% Convertible Notes. The capped call transactions were entered into to reduce potential dilution to HPI’s common stock upon any conversion of the 5.00% Convertible Notes in excess of the principal amount of converted 5.00% Convertible Notes if the market price per share of HPI’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. HPI expects the options that are part of the capped call transactions to be exercised shortly prior to the maturity date of the Notes and will settle on or about the maturity date of the 5.00% Convertible Notes. HPI will not be required to make any cash payments to the option counterparties or their respective affiliates upon the exercise of such options, but will be entitled to receive from the option counterparties a number of shares of HPI’s common stock generally based on the amount by which the market price of HPI’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant settlement averaging period under the capped call transactions. Results for the VIMOVO Acquisition are included in HPI’s historical results of operations from the acquisition date.

2. Basis of Presentation

Because HPI security holders owned approximately 74% of the ordinary shares of New Horizon on a fully diluted basis immediately following the closing of the Merger, and the directors and management of HPI retained a majority of board seats and key positions in the management of New Horizon, HPI is deemed to be the acquiring company for accounting purposes, and the transaction is being accounted for by HPI as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, assets and liabilities of Vidara will be measured at fair value and added to the assets and liabilities of HPI, and the historical results of operations of HPI will be reflected in the results of operations of New Horizon following the Merger.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting, based on the historical financial statements of HPI and the Vidara Group, with HPI being the accounting acquirer. Certain reclassifications have been made to the historical financial statements of the Vidara Group to conform to the financial statement presentation adopted by the combined company. These adjustments are related to the presentation of customer deposits, accrued trade discounts and rebates, accrued royalties, depreciation and amortization, royalty expense, selling expenses, and miscellaneous expenses. All such adjustments and reclassifications have been included in the pro forma adjustments in the Unaudited Pro Forma Combined Balance Sheet and Unaudited Pro Forma Combined Statements of Operations.

The total estimated acquisition consideration for the acquisition (for accounting purposes) of Vidara is expected to equal the market value of the New Horizon ordinary shares that were held by current Vidara shareholders immediately following the closing of the Merger plus the estimated cash consideration. For purposes of these unaudited pro forma combined financial statements, the acquisition consideration was based on the number of New Horizon ordinary shares that would have been held by the current Vidara shareholder, had the Merger closed on a date prior to the actual closing date, specifically, utilizing the September 17, 2014 stock price of $12.29, and the market value of HPI common stock as of that date ($385,291,500) and cash of $200,459,301 based on estimates had the Merger closed on that prior date. Cash consideration was estimated to be $200,000,000, prior to a working capital adjustment. Total acquisition consideration as of this date was estimated to be $585,750,801. An increase of 10% in HPI’s share price would have increased the total consideration by $38,529,150, and a decrease of 10% in HPI’s share price would have decreased the total consideration by $38,529,150.

Under the acquisition method of accounting, identifiable assets and liabilities of Vidara, including identifiable intangible assets, will be recorded based on their estimated fair values as of the date of the closing of the Merger. The excess of the fair value of the net assets acquired over the value of consideration will be recorded as an initial bargain purchase gain.

The pro forma adjustments to reflect the acquired assets and assumed liabilities of Vidara are based on the fair value of Vidara’s assets and liabilities as of June 30, 2014. The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are, in part, based upon a preliminary management valuation, as described below, and HPI and Vidara’s estimates and assumptions which are subject to change.

Cash and cash equivalents, and other tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts, except for adjustments to inventories and prepaid assets. HPI and Vidara believe that these amounts approximate their current fair values.

Inventories: Inventories acquired included raw materials and finished goods. Fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs. Fair value of raw materials has been estimated to equal the replacement cost.

Identifiable intangible assets and liabilities: Identifiable intangible assets and liabilities acquired included developed technology and customer relationships. The fair value of intangible assets is based on management’s preliminary valuation. Estimated useful lives

(where relevant for the purposes of these unaudited pro forma combined financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

Developed technology: Developed technology intangible assets reflect the estimated value of Vidara’s rights to the currently marketed product. The fair value of developed technology was determined using an income approach. The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for Vidara’s product line. Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market. The fair value of developed technology will be capitalized as of the acquisition date and subsequently amortized over the estimated remaining life of the product at 15 years.

Customer relationships: Customer relationships intangible assets reflect the estimated value of Vidara’s customer base. Vidara’s customers as of the acquisition date were predominantly retail pharmacies with demand for Actimmune, which is a small population. As such, a significant portion of revenue growth is expected to be generated from customers existing as of the acquisition date. Management assessed the historical customer trends to identify the anticipated attrition. The fair value of customer relationships will be capitalized as of the acquisition date and subsequently amortized over the estimated remaining life of the product at 10 years.

Bargain purchase gain: Bargain purchase gain represents the excess of the estimated fair values of net assets acquired over the preliminary acquisition consideration. The bargain purchase gain has been reflected in the unaudited pro forma combined balance sheet as an adjustment to retained earnings. However, the bargain purchase gain has not been reflected in the unaudited pro forma combined statements of operations as it is a non-recurring item that is directly related to the Merger.

Deferred tax assets and liabilities: Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located (United States or Ireland). Vidara’s customer relationships intangible assets as of the acquisition date were located in the United States where a U.S. tax rate of 39% is being utilized and a deferred tax liability is recorded. Vidara’s developed technology assets as of the acquisition date were located in Bermuda which does not have income taxes; accordingly, no deferred tax liabilities were recorded related to developed technology assets.

Pre-existing contingencies: HPI has identified a contingent liability potentially payable under previously existing royalty and licensing agreements. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows of royalty payments based on future sales. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in New Horizon’s consolidated statement of operations.

The preliminary determination of the fair value of the acquired net assets, assuming the Merger had closed on June 30, 2014, is as follows (in thousands):

Amount
Cash Consideration Paid	$200,459
Share Consideration	385,292

Total Purchase Price to be Allocated	$585,751

Estimated Fair Value of Assets Acquired:
Assumed Liabilities	46,799
Accounts Receivable	(13,025)
Inventory	(25,269)
Deferred Tax Assets	(22)
Prepaid Expenses	(282)
Depreciable Fixed Assets and Other Assets	(322)
Customer Relationships	(9,900)
Deferred Tax Liabilities	4,008
Developed Technology	(596,900)

Bargain Purchase Gain	$(9,162)

HPI accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations”. The purchase price for the acquisition has been assigned to the assets and liabilities acquired based on a preliminary valuation of their respective fair values. Upon completion of detailed valuation studies New Horizon may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the pro forma combined statement of earnings.

On June 17, 2014, HPI, as initial signatory, entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto (each a “Lender” and collectively the “Lenders”) and Citibank, N.A., as administrative agent and collateral agent.

The Credit Agreement provides for (i) a committed five-year $300 million term loan facility (the “Term Loan Facility”), the proceeds of which are required to be used to effect the transactions contemplated by the Merger Agreement, to pay fees and expenses in connection therewith and for general corporate purposes, (ii) an uncommitted accordion facility subject to the satisfaction of certain financial and other conditions, and (iii) one or more uncommitted refinancing loan facilities with respect to loans under the Credit Agreement.

The borrower under the Term Loan Facility is U.S. HoldCo. The Credit Agreement allows for Vidara and other subsidiaries of Vidara to become borrowers under the accordion facility. Loans under the Term Loan Facility bear interest, at each Borrower’s (as such term is defined in the Credit Agreement) option, at a rate equal to either the LIBOR rate, plus an applicable margin of 8.00% per annum (subject to a 1.00% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 7.00% per annum.

3. Accounting Policies

Following the acquisition, New Horizon will conduct a review of Vidara’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Vidara’s results of operations or reclassification of assets or liabilities to conform to HPI’s accounting policies and classifications. As a result of that review, New Horizon may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma combined financial statements. During the preparation of these pro forma combined financial statements, HPI was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to HPI’s financial presentation, and accordingly, these pro forma combined financial statements do not assume any material differences in accounting policies between the two companies.

Pro Forma Adjustments

4. Vidara—Balance Sheet Reclassification

Certain reclassifications have been recorded to Vidara’s historical balance sheet to conform to HPI’s presentation, as follows (in thousands):

	Horizon	Vidara	Reclassification
Accrued trade discounts and rebates	$37,584	$—	$7,170	4B
Accrued expenses	19,236	12,012	(7,170)	4B
			1,579	4A
Customer deposits		1,579	(1,579)	4A

A.	Customer deposits in Vidara’s historical balance sheet have been reclassified to conform to HPI’s presentation.

B.	Accrued trade discounts and rebates in Vidara’s historical balance sheet have been reclassified to conform to HPI’s presentation.

5. Vidara—Statement of Operations Reclassification

Certain reclassifications have been recorded to Vidara’s historical statements of operations to conform to HPI’s presentation, as follows (in thousands):

Year ended December 31, 2013

	Horizon	Vidara	Reclassification
Net Sales	$74,016	$58,850	$—
Cost of sales	14,625	6,272	3,521	5A
			7,371	5B

	Horizon	Vidara	Reclassification
Operating Expenses:
Sales and marketing	68,595	—	6,650	5C
General and administrative	23,566	9,646	117	5A
Selling Expenses	—	6,650	(6,650)	5C
Depreciation and Amortization	—	4,409	(3,638)	5A
Royalty expense	—	7,371	(7,371)	5B
Other, net	—	—	(2,655)	5D
Miscellaneous expense (income)	—	(2,655)	2,655	5D

A.	Depreciation and amortization expense in Vidara’s historical statement of operations has been reclassified to cost of sales and general and administrative to conform to HPI’s presentation.

B.	Royalty expense in Vidara’s historical statement of operations has been reclassified to cost of sales to conform to HPI’s presentation.

C.	Selling expenses in Vidara’s historical statement of operations has been reclassified to sales and marketing to conform to HPI’s presentation.

D.	Miscellaneous expense (income) in Vidara’s historical statement of operations has been reclassified to other expense, net to conform to HPI’s presentation.

Six months ended June 30, 2014

	Horizon	Vidara	Reclassification
Net Sales	$117,988	$35,746	$—
Cost of sales	32,429	1,660	1,682	5A
			4,935	5B
Operating Expenses:
Sales and marketing	55,821	—	3,792	5C
General and administrative	28,873	6,134	112	5A
Selling Expenses	—	3,792	(3,792)	5C
Depreciation and Amortization	—	2,272	(1,794)	5A
Royalty expense	—	4,935	(4,935)	5B
Other, net	(5,000)	—	(22)	5D
Miscellaneous expense	—	(22)	22	5D

A.	Depreciation and amortization expense in Vidara’s historical statement of operations has been reclassified to cost of sales and general and administrative to conform to HPI’s presentation.

B.	Royalty expense in Vidara’s historical statement of operations has been reclassified to cost of sales to conform to HPI’s presentation.

C.	Selling expenses in Vidara’s historical statement of operations has been reclassified to sales and marketing to conform to HPI’s presentation.

D.	Miscellaneous expense (income) in Vidara’s historical statement of operations has been reclassified to other expenses, net to conform to HPI’s presentation.

6. Pro Forma Adjustments—Balance Sheet

A.	The Unaudited Pro Forma Balance Sheet reflects the elimination of Vidara’s historical cash balance. Per the Merger Agreement, all Vidara related historical cash was paid back to the historical shareholders as part of the purchase price after any unpaid Vidara indebtedness was retired at closing and any unpaid Vidara transaction expenses were paid at closing.

B.	As part of the Merger Agreement, Vidara’s long term debt (current and long-term portions) including its loan with Vidara Holdings was paid off by Vidara at or prior to closing using Vidara related historical cash.

C.	Reflects the elimination of Vidara’s historical intangible assets.

D.

In connection with the Merger Agreement, HPI entered into the Credit Agreement which provides a committed five-year $300 million term loan facility, the proceeds of which are required to be used to effect the transactions contemplated by the Merger Agreement, to pay fees and expenses in connection therewith and for general corporate purposes. The pro forma adjustment reflects the new debt incurred of $300 million excluding the impact of the deferred financing costs which will be charged to interest expense over the life of the loan. Please refer to pro forma adjustment 6.I below for further discussion.

E.	The pro forma adjustments to stockholders’ equity represent the elimination of historical Vidara stockholders’ equity including the effect of the elimination of certain Merger transactions relating to the equity purchase consideration from HPI.

F.	Under the Merger Agreement, Vidara Holdings was entitled to receive cash in the amount of $200 million plus the cash of Vidara and its subsidiaries on the closing date, less any indebtedness of Vidara that HPI paid at the closing and less Vidara’s unpaid transaction expenses as of the closing, with a further adjustment based on Vidara and its subsidiaries’ working capital relative to a target working capital of $123,000. The pro forma adjustment reflects the $200,459,301 of cash consideration paid and $385,291,500 in stock issued for the Merger based on HPI’s closing stock price on September 17, 2014. The cash consideration was based upon an agreed upon $200,000,000 price plus an estimated working capital adjustment of $(459,301), based on ending working capital at June 30, 2014 adjusted for the target working capital of $123,000. Vidara Holdings also received the remaining cash balance of Vidara after repayment of its indebtedness and unpaid transaction expenses at closing.

a.	As part of the transaction, 31,350,000 ordinary shares of New Horizon were retained by Vidara Holdings in accordance with the Merger Agreement. The stock consideration was based on the total number of shares issued at an estimated stock price of $12.29 per share. Fair value of ordinary shares was estimated based on HPI’s closing share price on September 17, 2014 of $12.29. A 10% increase to the HPI share price would have increased the purchase price by $38.53 million which would result in $29.4 million goodwill instead of a bargain purchase gain of $9.2 million. A 10% decrease in share price would have decreased the purchase price by $38.53 million which would increase the bargain purchase gain from $9.2 million to $47.7 million. The actual purchase price will be based on cash balances and expenses of Vidara and HPI’s stock price as of the effective time of the Merger and the final valuation could differ significantly from the current estimate.

Cash Consideration Calculation:
• Agreed Upon Price	$200,000,000
• Plus: Working Capital Adjustment	459,301

Net Cash Consideration:	$200,459,301

Stock Paid Calculation:
• Share Price as of 9/17/14	$12.29
• Number of Shares	31,350,000

Net Balance from Stock Paid:	$385,291,500

Stock Paid Sensitivity:
• Share Price as of 9/17/14	$12.29
• Share Price plus 10%	13.52
Number of Shares	31,350,000

Estimated Balance from Stock Paid assuming 10% Increase:	$423,820,650

Stock Paid Sensitivity:
• Share Price as of 9/17/14	$12.29
• Share Price less 10%	11.06
• Number of Shares	31,350,000

Estimated Balance from Stock Paid assuming 10% Decrease:	$346,762,350

G.	The acquisition of Vidara will be accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805 Business Combinations. The pro forma adjustments reflect the preliminary estimate of (i) the fair value of the consideration transferred with respect to the Merger and (ii) the preliminary estimate of the fair value of identifiable assets acquired and liabilities assumed. The assignment of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including the fair values of the acquired intangible assets, and the liabilities assumed as of the acquisition date. As such, the following preliminary purchase price allocation is subject to adjustment and such adjustments may be material (in thousands):

Cash consideration paid	$200,459
Share consideration	385,292

Total Purchase Price to be allocated	$585,751

Estimated fair value of assets acquired:
Assumed Liabilities	$46,799
Accounts Receivable	(13,025)
Inventory	(25,269)
Deferred Tax Assets	(22)
Prepaid Expenses	(282)
Depreciable fixed assets and other assets	(322)
Customer relationships	(9,900)
Deferred tax liabilities	4,008
Developed technology	(596,900)

Bargain Purchase Gain	$(9,162)

The preliminary bargain purchase gain results from the estimated fair value of Vidara’s identifiable net assets acquired exceeding the estimated purchase price. The preliminary bargain purchase gain will be adjusted based upon the final accounting as of the effective date of the Merger. The preliminary bargain purchase gain has been reflected in the unaudited pro forma combined balance sheet as an adjustment to retained earnings. However, the bargain purchase gain has not been reflected in the unaudited pro forma combined statements of operations as it is a non-recurring item that is directly related to the Merger. In accordance with ASC 805, the bargain purchase gain of $9.2 million will be recognized as of the acquisition date.

ASC 820, Fair Measurements and Disclosures, defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair-value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. The fair value of identifiable intangible assets (Developed Technology) is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors.

No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

H.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods inventories. New Horizon will reflect the fair value of Vidara’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma combined financial statements is assumed to occur within the first year after acquisition. As there is no continuing impact of the inventory step-up on HPI’s results, the increased value is not included in the unaudited pro forma combined statements of operations.

I.	Reflects deferred financing costs related to the $300 million debt incurred under the Credit Facility in connection with the Merger. Deferred financing costs include bank fees of 1% of the aggregate amount borrowed under the Credit Facility, financial advisory fees of 3% of the commitment amount under the Credit Facility as well as legal and other professional fees. These costs are deferred and recognized over the term of the debt agreement using the straight-line method. The estimated deferred financing costs related to the debt are $13.5 million.

J.	Reflects the HPI transaction costs expected to be incurred in excess of those already paid of $41.5 million. This includes a reduction to the accrued expense account of $5.7 million for accruals made historically for transaction costs which are now being reflected as paid as part of the pro forma adjustment. The offset of $35.8 million is reflected as a reduction of retained earnings. The transaction costs include a ticking fee on the Credit Agreement of $3.2 million calculated as 4% per annum on the $300 million committed amount from the date that is 31 days following the Effective Date of the Credit Agreement (increasing to 8% per annum beginning on the date that is 61 days following the Effective Date of the Credit Agreement) through the closing of the Merger.

K.	Represents a $31.5 million contingent liability for royalties potentially payable under previously existing ACTIMMUNE royalty and licensing agreements with 3rd parties. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows of royalty payments based on future sales. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in New Horizon’s consolidated statement of operations. The carrying amount of the liability may fluctuate significantly and actual amounts paid to the 3rd parties may be materially different from the carrying value of the liability.

L.	Represents the deferred tax impacts associated with the incremental differences in book and tax bases created from the preliminary application of acquisition accounting, primarily related to the estimated fair value adjustments for acquired inventory and customer relationships. Deferred taxes were established based on blended statutory tax rate of approximately 1% based on jurisdictions where these assets reside. This also includes an ASC 740, Income Taxes, reserve associated with the transaction.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

M.	Due to the acquisition, HPI is releasing a valuation allowance of $3.9 million from its deferred tax assets. New Horizon will continue to monitor the need for valuation allowances.

7. Vidara—Pro Forma Adjustments—Statement of Operations

A.	Reflects the elimination of Vidara transaction costs related to the Merger of $1.1 million in 2013 and $1.9 million in the first six months of 2014. This adjustment also reflects the elimination of HPI transaction costs incurred related to the Merger of $14.2 million in the first six months of 2014. HPI did not incur any transaction costs in the calendar year ended December 31, 2013. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma combined statements of operations since these costs are expected to be nonrecurring in nature. These charges include financial advisory fees, legal, accounting, other professional fees directly related to the Merger.

B.	Reflects amortization expense adjustments related to the fair value of identifiable intangible assets, as follows (in thousands):

			Pro forma amortization expense (in 000’s)
	Fair value	Remaining useful life	For the six months ended June 30, 2014	For the twelve months ended December 31, 2013
Customer relationships	$9,900	10 years	$495	$990
Developed technology	596,900	15 years	19,897	39,793

Total	$606,800		$20,392	$40,783

Historical amortization expense			(1,682)	(3,521)

Increase to pro forma amortization expense			$18,710	$37,262

C.	This pro forma adjustment reflects the interest expense on the new debt of $300.0 million along with the amortization of deferred financing costs. Deferred financing costs include bank fees, financial advisory, legal, and other professional fees. These costs are deferred and recognized over the term of the debt agreement using the straight-line method. The annual and six month impact on interest expense related to the debt is $29.3 million and $14.7 million, respectively.

a.	Loans drawn under the Credit Agreement will accrue interest at a rate equal to either the LIBOR rate, plus an applicable margin of 8.00% per annum (subject to a 1.00% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 7.00% per annum., and mature in five years. The interest rate used for purposes of preparing the accompanying unaudited pro forma combined financial statements was 9%, which was derived by utilizing the 8.00% annum plus the 1.00% LIBOR floor rate, and may be considerably different than the actual interest rates incurred based on market conditions at the time of the financing. If the interest rate on the Company’s new borrowings were to increase or decrease by 1/8 of a percent, the Company’s annual pro forma net income would increase or decrease by $0.4 million.

D.	The pro forma adjustment reflects the elimination of Vidara’s historical interest payments and amortization of deferred financing costs related to Vidara’s long-term debt (current and long-term portions) and intercompany debt with Vidara Holdings. Per the Merger Agreement, these balances were paid off at or prior to the closing of the Merger. The extinguishment of this debt was directly related to the Merger and, as such, a pro forma adjustment was made to remove the related interest expense and amortization of deferred financing costs as it is non-recurring. The amount of historical interest expense and amortization of the deferred financing costs have been adjusted as noted below:

	For the year ended December 31, 2013		For the six months ended June 30, 2014
Description of Debt	Interest Expense	Amortization of Deferred Financing Costs	Interest Expense	Amortization of Deferred Financing Costs
• Long Term Debt (Interest Rate: 7.5%)	$983,408	$—	$57,354	$—
• Long Term Debt (Amortization Period: 5 Years)	—	736,514	—	460,898
• Subordinated Debt (Interest Rate: 12%)	790,141	—	368,516	—
• Subordinated Debt (Amortization Period: 6 Years)	—	34,066	—	17,371
Parent Company Loan	181,141	—	90,570	—

Total Interest and Amortization Expense	$1,954,690	$770,580	$516,440	$478,269

E.

Represents the income tax benefit associated with the non-recurring charges removed from the pro forma combined statements of operations, using a combined federal and state statutory tax rate of 0%. The tax effect of the transaction related costs in the transition period was a blended rate of 0% due to the non-deductibility of certain costs. The tax effect of the incremental amortization expense of Vidara’s customer relationships and developed technology intangible assets was based on a blended statutory tax rate of approximately 1% based on jurisdictions where these assets reside. HPI has assumed a 0% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the Merger because the debt is an obligation of a U.S. entity and taxed at the estimated combined effective U.S. federal statutory and state rate, however, the entity has a full valuation allowance. HPI has assumed a 1.5% tax rate when estimating the tax impacts on the intercompany debt obligation due Horizon Luxembourg from Horizon US. HPI has assumed that any intercompany interest expense which is nondeductible under the IRS Tax Code Section 163(j) would be a timing matter and would be deductible in future years based on future earnings.

F.	Represents the removal of other income related to the re-measurement of an unfavorable supply contract recognized by Vidara subsequent to the ACTIMMUNE transaction. As part of the Merger, the supply contract acquired was recognized at fair value in accordance with ASC Topic 805, and was determined to be at market, resulting in no asset or liability recognition at June 30, 2014 and no impact on the unaudited pro forma combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014.

The bargain purchase gain is included as an adjustment to retained earnings in the unaudited pro forma combined balance sheet as of June 30, 2014 and has not been included in the unaudited pro forma combined statements of operations as it is a non-recurring item that is directly related to the Merger.

8. Legacy AZ Vimovo—Pro Forma Adjustments—Statement of Operations

The presentation of product revenues net of sales discounts as one sales figure is consistent with AstraZeneca LP’s historical external reporting. HPI has performed a review of VIMOVO accounting policies and has determined that there are no material differences in policies require adjustment or reclassification of VIMOVO’s results of operations or assets/liabilities to conform to HPI’s policies/classifications.

A.	Represents amortization of acquired VIMOVO intellectual property of $11.8 million calculated at $67.7 million of acquired intellectual property amortized straight line over the 61.5 month estimated useful life of the intellectual property life for approximately ten and one half months from January 1, 2013 through November 21, 2013, offset by $1.4 million of actual intellectual property amortization recorded by AstraZeneca. The amortization of VIMOVO intellectual property for the period November 22, 2013 through December 31, 2013 is already included in HPI’s 2013 results presented.

B.	Represents ten and one half months of net interest expense totaling $15.0 million associated with the convertible debt issued November 22, 2013 and related amortization of debt discount and deferred financing expenses, offset by $11.0 million of interest, debt discount and deferred financing charges and a $26.4 million one-time, non-recurring expense related to the extinguishment loss associated with the senior secured loan extinguished on November 22, 2013.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical per share information of HPI and Vidara and unaudited pro forma combined and Vidara per share information as of and for the six months ended June 30, 2014 and as of and for the year ended December 31, 2013 after giving effect to the acquisition (for accounting purposes) of Vidara by HPI under the acquisition method of accounting, based on the total acquisition consideration (which for these purposes consists of the New Horizon ordinary shares held by Vidara Holdings, the sole historical Vidara shareholder prior to the reorganization, immediately following the completion of the Merger) of New Horizon ordinary shares with the estimated fair value of $385.3 million (based on the closing share price on September 17, 2014 of $12.29) and representing approximately 24% of ordinary shares of New Horizon, on a fully diluted basis immediately following the closing of the Merger.

The pro forma shares are based on Vidara Holdings, the sole historical Vidara shareholder prior to the reorganization, holding 31,350,000 New Horizon ordinary shares immediately following the closing of the Merger. At the effective time of the Merger, all of the outstanding shares of common stock of HPI were converted on a one for one basis into ordinary shares of New Horizon. The acquisition method of accounting is based on Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. The pro forma adjustments reflect the assets and liabilities of Vidara at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

In accordance with the requirements of the Securities Exchange Commission (the “SEC”), the unaudited pro forma combined and unaudited pro forma Vidara equivalent information gives effect to the Merger as if it had been effective on January 1, 2013 in the case of income per share data, and December 31, 2013 or June 30, 2014 in the case of book value per share data. You should read this information in conjunction with the selected historical financial information and the historical financial statements of Vidara and related notes that have been filed with the SEC, and the historical financial statements of HPI and related notes that have been filed with the SEC. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included herein. See “Unaudited Pro Forma Combined Financial Data”. The historical per share information of HPI and Vidara below is derived from the proxy statement/prospectus filed on August 8, 2014 and the Quarterly Reports on Form 10-Q of HPI and Vidara containing the unaudited financial statements as of and for the six months ended June 30, 2014.

(in millions, except per share data)	Pro Forma Six months Ended June 30, 2014	Pro Forma Year Ended December 31, 2013
Pro forma net loss	$(234.6)	$(172.7)

Basic and diluted weighted average shares outstanding of Horizon Pharma—historical	70.2	63.7
New Horizon shares held by Vidara Holdings	31.3	31.3

Pro forma New Horizon basic and diluted weighted average shares outstanding	101.5	95.0
Pro forma New Horizon basic and diluted loss per share	$(2.31)	$(1.82)
Pro forma New Horizon book value per share(1)	$4.37	N/A
Pro forma cash dividends declared per common share	N/A	N/A

(1)	The book value per share is computed by dividing pro forma total stockholders’ equity of New Horizon by the pro forma New Horizon weighted average shares outstanding.